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                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                                 SEC FILE NUMBER
                       NOTIFICATION OF LATE FILING                        1-3560


(Check One): ( )Form 10-K                  ( )Form 20-F  (X)Form 11-K
             ( )Form 10-Q                  ( )Form N-SAR

             For Period Ended:  December 31, 1999
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             ( )  Transition Report on Form 10-K
             ( )  Transition Report on Form 20-F
             ( )  Transition Report on Form 11-K
             ( )  Transition Report on Form 10-Q
             ( )  Transition Report on Form N-SAR

             For the Transition Period Ended:

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

P. H. Glatfelter Company 401(k) Savings Plan
For Neenah Hourly Employees
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Full Title of the Plan

P. H. Glatfelter Company
96 South George Street
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Name of Issuer of the Securities Held Pursuant to the Plan and
Address of Its Principal Executive Office (Street and Number)

York, PA 17401
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City, State and Zip Code
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date.

( ) (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached, if applicable.


PART III - NARRATIVE

The financial statements required to be included in the Form 11-K were not made available by the plan's independent accountants in time to comply with the June 28, 2000 filing deadline for the Form 11-K. Such Form 11-K will be submitted to the SEC for filing on June 30, 2000.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:


      John R. Anke                (717)          225-4711
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            Name                  Area Code     Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months been filed?
                                                                   (X)Yes ( )No


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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report thereon?
                                                                   ( )Yes (X)No




            P. H. Glatfelter Company
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  June 29, 2000                     By:  /s/ John R. Anke
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                                             John R. Anke
                                             Treasurer and Plan Administrator


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